Exhibit 99.1

Contacts:
Investors:	Susan DeWitt	Media: Jeffrey Simek
	(201) 269-6187	(201) 269-6400
	susan_dewitt@medco.com	jeffrey_simek@medco.com

Medco Health Solutions Announces First Quarter Earnings

•	Diluted Earnings Per Share of $0.38 ($0.48 excluding $0.10 per share amortization of intangible assets)

•	Net revenues of $8.9 billion, up 6.9 percent

•	EBITDA per adjusted prescription of $1.76, up 24.8 percent

•	Gross Margin reaches 4.7 percent, up from 4.2 percent

FRANKLIN LAKES, N.J., April 27, 2004 – Medco Health Solutions, Inc. (NYSE: MHS) today announced first quarter diluted earnings per share of $0.38 ($0.48 per share excluding $0.10 per share in amortization of intangible assets). Net revenues in the quarter reached $8.9 billion, compared to $8.3 billion in the same period last year, representing a 6.9 percent increase. Net income in the quarter was $103.6 million, a 1.6 percent increase over $102.0 million in the same period last year.

“Our first quarter results reflect successful focus on managing our business efficiently and effectively, continued growth in mail order penetration and increasing generic usage,” said David B. Snow, Jr., Medco chairman, president and CEO. “Earnings per share, excluding amortization of intangible assets, rose 12 percent in the first quarter over the same period last year, even as we incurred expenses from our settlement with the multistate taskforce of attorneys general and a full quarter of interest expense.”

First quarter results include the impact of $21.1 million, or $0.05 per share, in expenses to provide for the remainder of the expected costs associated with the settlement agreement the Company announced on Apr. 26, 2004 with the multistate taskforce of attorneys general. A portion of the settlement had been reserved in the prior quarter.

Growth in earnings per share, excluding amortization of intangible assets, is largely attributable to gross margin, which increased to 4.7 percent in the quarter, largely driven by a significant increase in mail order activity. Beginning Jan. 1, 2004, several large clients added mandatory mail to their plan designs, which helped drive mail order penetration on an adjusted basis from 34.5 percent in the first quarter of 2003 to 37.0 percent in the first quarter of 2004.

Gross margin in the quarter was also positively impacted by increases in generic utilization, as well as ongoing improvements in formulary management and operational efficiencies from investments in automation and technology. Generic drugs comprised 45.1 percent of total prescriptions in the quarter compared to 43.6 percent a year ago, and the number of prescriptions processed through Medco’s Internet pharmacy increased to 3.8 million, a 23 percent year-over-year increase.

First Quarter Operating Results

Medco’s mail order pharmacies, the largest in the Pharmacy Benefit Management (PBM) industry, dispensed 21.3 million prescriptions in the first quarter, a 7.0 percent increase over the 19.9 million prescriptions dispensed in the first quarter of last year. Growth in mail order volume was partially offset by the termination of a mail-order-only client in March of 2003.

Retail prescriptions managed by Medco in the quarter were 108.8 million, compared to 113.5 million for the same period in 2003. The decrease in retail prescriptions in the quarter reflects the transition of almost 4 million prescriptions on an adjusted basis to Medco’s mail order pharmacies, and the loss of several clients as of Dec. 31, 2003, including Trigon Healthcare, as a result of their acquisition by Anthem Inc.

First quarter 2004 results include $23.6 million, or $0.05 per share, of interest expense on debt that was incurred in August 2003. On March 26, 2004, the Company completed a refinancing of its senior secured term loan facilities and during the quarter reduced the amount outstanding by $100 million. Total debt outstanding at the end of the first quarter was $1.3 billion. The refinancing included a write-off of $5.5 million in previously deferred debt issuance costs, which is included in interest expense during the first quarter. As a result of the refinancing, the Company expects to reduce annualized interest expense by approximately $6 million.

EBITDA for the quarter was $304.0 million, an increase of $60.4 million, or 24.8 percent, over the same period last year, while EBITDA per adjusted prescription of $1.76 also exceeded 2003 first quarter results by 24.8 percent. (Please refer to Table 5.)

2004 Guidance

“With our acceleration in mail order penetration and generics, confidence in our underlying business, and continued progress in operational performance, we are reconfirming our guidance for 2004, despite the expense associated with the settlement agreement incurred in the first quarter,” said Snow. “Our strong performance expectations for 2004 continue to include 15 to 20 percent earnings per share growth in 2004, adjusted for amortization of intangible assets.”

Medco expects its 2004 fiscal-year diluted earnings per share to be in the range of $1.64 to $1.75 on a GAAP basis; or $2.03 to $2.14, excluding approximately $0.39 per share in amortization of intangible assets. As previously announced, amortization of intangible assets reflects a 23-year useful life compared to a 35-year useful life in 2003.

Other First Quarter Highlights

During the first quarter, Medco built on its record renewal year, made progress on new opportunities and sharpened its focus on the customer by implementing its new customer-focused organization and unveiling significant new client tools and services.

Medco has secured the renewals of UnitedHealth Group, Premera Blue Cross, and Guardian, increasing to more than $16 billion the amount of business renewed in the 2004 selling season, a new company record. Medco won more than $700 million in new business and has grown existing client accounts by another $950 million to date.

“The selling season for new named accounts is not yet over,” said Snow. “We are competing for more than $7.5 billion in sales opportunity still available for effective dates of July 1, 2004 through Jan. 1, 2005, compared to $3.7 billion of opportunity in the same period a year ago.”

Medco has recently been selected by the federal government’s Centers for Medicare and Medicaid Services (CMS) as one of 28 Medicare-approved discount card sponsors, excluding existing approved Medicare + Choice providers, to offer prescription drug discount cards to Medicare beneficiaries nationwide. Thirteen of Medco’s customers have decided to co-brand, or offer on a private-labeled basis, Medco’s Medicare-approved prescription discount card program.

Medco continued its aggressive growth in Specialty Pharmacy operations, which provides medications, including biotech drugs and injectibles, increasingly used to treat patients with complex conditions. Between Dec. 31, 2003 and Mar. 31, 2004, patient enrollment in our Special Care Pharmacy program increased 88 percent from 4.3 million lives to 8.1 million lives.

Medco also launched a number of new products and services, which underscore the company’s “customer-first” initiatives and commitment to transparency and innovations that leverage the power of information:

EXPERxT Advisor is a consultative tool designed to provide access to detailed drug plan modeling and management; offering real-time problem-solving capabilities; delivering greater program flexibility; increasing operational precision; and enhancing business transparency directly to the client through the newly organized Medco customer-focused team.

Industry-specific customer solutions centers are being installed in Medco’s Franklin Lakes headquarters. Medco will place interactive audio/video capabilities in many of its customer locations to provide live and frequent access to Medco’s senior executives, clinicians, financial analysts and other experts to both manage opportunities and issues that arise in the client relationship. The high-tech solution centers enable a greater depth, breadth and frequency of customer contact to quickly address virtually any issue or opportunity at any time.

Use of Non-GAAP Measures

We calculate and use EBITDA and EBITDA per adjusted prescription as indicators of our ability to generate cash from our reported operating results. These measurements are used in concert with net income, and cash flow from operations, which measures actual cash generated in the period. In addition, we believe that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA but included in the calculation of our reported net income are significant components of our statement of income, and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

Medco uses earnings per share excluding amortization as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck in 1993 that were pushed down to Medco’s balance sheet. We believe that earnings per share excluding amortization of intangibles is a useful measure because of the significance of this noncash item and to enhance comparability with our peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Tuesday, April 27, 2004 at 10 a.m. (EST).

To access the live conference call via telephone:

Dial in: (800) 949 5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medco.com.

A replay of the call will be available two hours after the event on April 27, 2004 through May 11, 2004. Dial in: (800) 642-1687 from inside the U.S. or (706) 645-9291 from outside the U.S. Please use passcode 6459487.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company’s Annual Report on Form 10–K filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	The impact on our business and competitive position of our managed care agreement with Merck;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Possible contractual or regulatory changes affecting pricing, rebates, discounts, or other practices of pharmaceutical manufacturers;

•	Risks associated with our indebtedness and debt service obligations;

•	Risks associated with our ability to continue to develop innovative programs and services;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Liability and other claims asserted against us;

•	Risks related to bioterrorism and mail tampering;

•	Risks related to rapid changes in technology and our ability to protect our technology and enforce our intellectual property and contract rights;

•	Developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization and cost patterns and the introduction of new drugs;

•	New or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	The possibility of a material noncash charge to income if our recorded goodwill is impaired;

•	The possibility of a material noncash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;

•	Legislative proposals that impact our industry or the way we do business; and

•	General economic and business conditions

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	For Fiscal Quarters Ended
	March 27, 2004	March 29, 2003
Product net revenues (Includes retail co-payments of $1,795 for 2004 and $1,677 for 2003)	$8,826.0	$8,237.9
Service revenues	79.9	96.2

Total net revenues	8,905.9	8,334.1

Cost of operations
Cost of product net revenues (Includes retail co-payments of $1,795 for 2004 and $1,677 for 2003)	8,452.6	7,939.5
Cost of service revenues	32.6	45.1

Total cost of revenues	8,485.2	7,984.6

Selling, general and administrative expenses	178.9	163.0
Amortization of intangibles	45.0	23.6
Interest and other (income) expense, net	22.0	(11.7)

Total cost of operations	8,731.1	8,159.5

Income before provision for income taxes	174.8	174.6
Provision for income taxes	71.2	72.6

Net income	$103.6	$102.0

Basic earnings per share:
Weighted average shares outstanding	270.8	270.0
Earnings per share	$0.38	$0.38

Diluted earnings per share:
Weighted average shares outstanding	273.7	270.0
Earnings per share	$0.38	$0.38

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

($ in millions)

Table 2.

	March 27, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$643.2	$638.5
Short-term investments	57.5	59.5
Accounts receivable, net	1,662.7	1,394.0
Inventories, net	1,247.6	1,213.4
Prepaid expenses and other current assets	76.7	95.5
Deferred tax assets	341.0	359.4

Total current assets	4,028.7	3,760.3
Property and equipment, net	717.7	757.3
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,275.5	2,320.5
Other noncurrent assets	122.4	114.7

Total assets	$10,454.5	$10,263.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Claims and other accounts payable	$2,174.6	$1,988.2
Accrued expenses and other current liabilities	570.4	567.1
Current portion of long-term debt	60.0	50.0

Total current liabilities	2,805.0	2,605.3
Noncurrent liabilities:
Long-term debt, net of current portion	1,236.6	1,346.1
Deferred tax liabilities	1,159.9	1,177.5
Other noncurrent liabilities	55.2	54.1

Total liabilities	5,256.7	5,183.0

Total stockholders’ equity	5,197.8	5,080.0

Total liabilities and stockholders’ equity	$10,454.5	$10,263.0

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	For Fiscal Quarters Ended
	March 27, 2004	March 29, 2003
Cash flows from operating activities:
Net income	$103.6	$102.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62.2	46.1
Amortization of intangibles	45.0	23.6
Deferred income taxes	0.7	(40.9)
Other	11.1	11.2
Net changes in assets and liabilities:
Accounts receivable	(269.1)	30.6
Inventories	(34.2)	130.1
Other noncurrent assets	(8.5)	0.8
Current liabilities	189.8	209.8
Other noncurrent liabilities	1.1	4.7
Other	18.8	(1.3)

Net cash provided by operating activities	120.5	516.7

Cash flows from investing activities:
Capital expenditures	(22.7)	(34.3)
Purchases of securities and other investments	(2.9)	(13.1)
Proceeds from sale of securities and other investments	2.0	10.8

Net cash used by investing activities	(23.6)	(36.6)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	—
Net repayments on debt	(900.0)	—
Debt issuance costs	(3.8)	—
Proceeds from exercise of stock options	11.6	—
Intercompany transfer from (to) Merck, net	—	(486.8)

Net cash used by financing activities	(92.2)	(486.8)

Net increase (decrease) in cash and cash equivalents	$4.7	$(6.7)
Cash and cash equivalents at beginning of year	$638.5	$14.4

Cash and cash equivalents at end of period	$643.2	$7.7

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data and EBITDA per adjusted prescription)

Table 4.

	For Fiscal Quarters Ended
	March 27, 2004	March 29, 2003
Earnings Per Share Reconciliation:
Net income per diluted share	$0.38	$0.38
Adjustment for the amortization of intangible assets	0.10	0.05

Adjusted net income per diluted share	$0.48	$0.43

Table 5.

	For Fiscal Quarters Ended
	March 27, 2004		March 29, 2003
EBITDA Reconciliation:
Net income	$103.6		$102.0
Add (deduct):
Interest and other (income) expense, net	22.0	(1)	(0.7	)(2)
Provision for income taxes	71.2		72.6
Depreciation expense	62.2		46.1
Amortization expense	45.0		23.6

EBITDA	$304.0		$243.6

Claims Detail:
Prescriptions administered
Mail order	21.3		19.9
Retail	108.8		113.5

Total	130.1		133.4

Adjusted prescriptions (3)	172.7		173.2

EBITDA per adjusted prescription	$1.76		$1.41

(1)	Includes $5.5 million of one-time debt issuance costs associated with the debt refinancing.
(2)	Excludes a one-time gain of $11 million from the sale of a minority equity investment in a non public company in first quarter of 2003.
(3)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

March 27, 2004
Balance Sheet Debt:
Term loans	$800.0
Senior notes	$496.2
Fair value adjustment of notes	$0.4

Total debt	$1,296.6